TEMPUR-PEDIC REPORTS FIRST QUARTER EARNINGS
- EPS Declines 49% to $0.18 In A Tough Economic Environment
- Announces Most Extensive New Product Launch in Company History

LEXINGTON, KY, April 17, 2008 – Tempur-Pedic International Inc. (NYSE: TPX), the leading manufacturer, marketer and distributor of premium mattresses and pillows worldwide, today announced financial results for the first quarter ended March 31, 2008. The Company also announced revised financial guidance for 2008.

FINANCIAL SUMMARY
•	Earnings per share (EPS) decreased to $0.18 per diluted share in the first quarter of 2008 as compared to $0.35 per diluted share in the first quarter of 2007.

•
Net sales declined 7% to $247.2 million in the first quarter of 2008 from $266.0 million in the first quarter of 2007. Net sales in the domestic segment declined 16%, while international segment net sales increased 10%. On a constant currency basis, international segment net sales decreased 3%.

•	The Company generated $24.6 million of cash from operating activities, compared to $28.6 million for the first quarter of 2007.

•	During the quarter, the Company reduced total debt, net of cash by $18.2 million to $550.5 million as compared to year end net debt of $568.7 million.

The Company reported net income of $13.5 million for the first quarter of 2008 as compared to $29.8 million in the first quarter of 2007. Net income results for 2008 include a $0.6 million severance-related benefits charge for restructuring activities in the Company’s U.S. operations.

President and Chief Executive Officer H. Thomas Bryant commented, “The U.S. macroeconomic environment deteriorated during the quarter and contributed to what we believe is a slowdown in the mattress industry. Based on industry data and retailer feedback, we believe average selling prices in the industry are trending lower as many consumers defer high-end mattress purchases. We believe the foregoing factors are the primary reason our domestic segment net sales were below prior expectations. In addition, our international segment experienced weakening consumer trends in several European markets.

“With lower than planned sales and an inflationary cost environment, profitability was considerably impacted. First quarter operating expenses were planned and incurred to support a much higher sales level, which negatively impacted operating income.

“While we are disappointed in the first quarter results, we generated significant cash flow and reduced our net debt position. Going forward, we have taken decisive actions to align operating expenses with revised sales expectations, and we are executing on a comprehensive plan to improve cash flow and substantially reduce inventories.

“We are firmly committed to our business model, focus on premium products and driving innovation. In the past, we have seen retailers and consumers respond exceptionally well to our new product development and technological superiority. Over the next few quarters, we will begin the most extensive new product launch in our company’s history. This launch will include new mattress models, advanced technological innovations and new pillow concepts as well as an upgrade to the most widely distributed mattress model in our lineup. We anticipate this launch will be well received by retailers and consumers.

Bryant concluded, “We are executing on our business plan and focused on maximizing shareholder value. In summary, we believe we have acted decisively to position the company to gain market share and improve profitability as the macroeconomic environment improves.”

2008 Financial Guidance
The Company revised full year 2008 guidance for net sales and earnings per share. It currently expects net sales for 2008 to range from $1.01 billion to $1.07 billion, a decrease of 9% to 3% as compared to 2007. It currently expects EPS for 2008 to range from $1.20 to $1.45 per diluted share. This guidance reflects a decrease of 31% to 17% compared to 2007 EPS of $1.74 per diluted share. The Company noted its expectations are based on information available at the time of this release, and are subject to changing conditions, many of which are outside the Company’s control.

This guidance does not take into account the effect of any additional share repurchases.

Executive Vice President and Chief Financial Officer Dale Williams commented, “As sales trends continue to be weak, we are planning for a scenario where conditions do not improve. Therefore, the low end of our revised guidance is based on assumptions that our U.S. sales trends do not meaningfully change from the declines we experienced in the first quarter, coupled with an assumption that our international business weakens modestly from first quarter trends. We are carefully monitoring business conditions and will be prepared to take additional actions to protect profitability if necessary. We also note that, even at the low end of our sales and EPS guidance, we currently expect to remain in full compliance with the covenants in our senior credit facility for the entire year.”

Conference Call Information
Tempur-Pedic International will host a live conference call with President and Chief Executive Officer H. Thomas Bryant and Chief Financial Officer Dale Williams to discuss financial results today, April 17, 2008 at 5:00 p.m. Eastern Time. The dial-in number for the conference call is 877-440-5784. The call is also being webcast and can be accessed on the investor relations section of the Company’s website, www.tempurpedic.com.
For those who cannot listen to the live broadcast, a telephone replay of the call will be available from April 17, 2008 at 8:00 p.m. Eastern Time through April 24, 2008. To listen to the replay, dial 888-203-1112, participant code 5419528.

Forward-looking Statements
This release contains "forward-looking statements,” within the meaning of federal securities laws, which include information concerning one or more of the Company's plans, objectives, goals, strategies, and other information that is not historical information. When used in this release, the words "estimates," "expects," "anticipates," "projects," "plans," "intends," "believes," and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including without limitation, statements relating to the Company’s plans to improve profitability and cash flow, reduce inventories and rollout new products, and net sales and earnings per share for 2008, and the Company’s expectations regarding compliance with the covenants in its senior credit facility, are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct.

There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements contained in this release. Numerous factors, many of which are beyond the Company's control, could cause actual results to differ materially from those expressed as forward-looking statements. These risk factors include general economic and industry conditions, particularly in the retail sector, as well as consumer confidence; the Company’s ability to reduce expenses to align with reduced sales levels; uncertainties arising from global events; the effects of changes in foreign exchange rates on the Company’s reported earnings; consumer acceptance of the Company’s products; industry competition; the efficiency and effectiveness of the Company’s advertising campaigns and other marketing programs; the Company’s ability to increase sales productivity within existing retail accounts and to further penetrate the US retail channel, including the timing of opening or expanding within large retail accounts; the Company’s ability to address issues in certain underperforming international markets; the Company’s ability to continuously improve and expand its product line, maintain efficient, timely and cost-effective production and delivery of its products, and manage its growth; changes in foreign tax rates, including the ability to utilize tax loss carry forwards; and rising commodity costs. Additional information concerning these and other risks and uncertainties are discussed in the Company's filings with the Securities and Exchange Commission, including without limitation the Company's annual report on Form 10-K under the headings "Special Note Regarding Forward-Looking Statements" and "Risk Factors." Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statements for any reason, including to reflect events or circumstances after the date on which such statements are made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

About the Company
Tempur-Pedic International Inc. (NYSE:  TPX) manufactures and distributes mattresses and pillows made from its proprietary TEMPUR® pressure-relieving material. It is the worldwide leader in premium sleep, the fastest growing segment of the estimated $13 billion global mattress market. The Company is focused on developing, manufacturing and marketing advanced sleep surfaces that help improve the quality of life for people around the world. The Company’s products are currently sold in over 70 countries under the TEMPUR® and Tempur-Pedic® brand names. World headquarters for Tempur-Pedic International is in Lexington, KY. For more information, visit http://www.tempurpedic.com or call 800-805-3635.

Investor Relations Contact:
Barry Hytinen
Vice President, Investor Relations and Financial Planning & Analysis
800-805-3635

TEMPUR-PEDIC INTERNATIONAL INC. AND SUBSIDIARIES
Consolidated Statements of Income
(In thousands, except per share amounts)

	Three Months Ended
	March 31
	2008	2007	Chg%
Net sales	$247,222	$266,032	(7%)
Cost of sales	139,141	138,373
Gross profit	108,081	127,659	(15%)
Selling and marketing expenses	53,163	48,480
General and administrative expenses and other	25,585	25,425
Operating income	29,333	53,754	(45%)

Other expense, net:
Interest expense, net	(7,691)	(6,861)
Other expense, net	(1,019)	(289)
Total other expense	(8,710)	(7,150)
Income before income taxes	20,623	46,604
Income tax provision	7,109	16,824
Net income	$13,514	$29,780	(55%)

Earnings per common share:
Basic	$0.18	$0.35
Diluted	$0.18	$0.35
Weighted average common shares outstanding:
Basic	74,591	83,947
Diluted	75,188	85,775

 TEMPUR-PEDIC INTERNATIONAL INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands, except per share amounts)

	March 31,	December 31,
	2008	2007	Chg %
ASSETS

Current Assets:
Cash and cash equivalents	$46,567	$33,315
Accounts receivable, net	152,581	163,730
Inventories	112,001	106,533
Prepaid expenses and other current assets	15,116	11,133
Deferred income taxes	13,922	11,924
Total Current Assets	340,187	326,635	4%
Property, plant and equipment, net	208,703	208,370
Goodwill	198,372	198,286
Other intangible assets, net	68,028	68,755
Deferred financing costs and other non-current assets, net	5,345	4,386
Total Assets	$820,635	$806,432	2%

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$56,332	$56,206
Accrued expenses and other	65,102	66,080
Income taxes payable	1,350	4,060
Current portion of long-term debt	277	288
Total Current Liabilities	123,061	126,634	(3%)
Long-term debt	596,792	601,756
Deferred income taxes	30,248	29,645
Other non-current liabilities	294	259
Total Liabilities	750,395	758,294	(1%)

Stockholders’ Equity:
Common stock, $.01 par value, 300,000 shares authorized; 99,215 shares issued as of March 31, 2008 and December 31, 2007	992	992
Additional paid in capital	284,779	283,564
Retained earnings	249,313	241,812
Accumulated other comprehensive income	25,341	13,550
Treasury stock, at cost; 24,541 and 24,681 shares as of March 31, 2008 and December 31, 2007, respectively	(490,185)	(491,780)
Total Stockholders’ Equity	70,240	48,138	46%
Total Liabilities and Stockholders’ Equity	$820,635	$806,432	2%

TEMPUR-PEDIC INTERNATIONAL INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands)

	Three Months Ended
	March 31,
	2008	2007	Chg %
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$13,514	$29,780
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,334	8,645
Amortization of deferred financing costs	185	287
Amortization of stock-based compensation	1,979	1,791
Allowance for doubtful accounts	985	2,129
Deferred income taxes	(1,158)	(2,082)
Foreign currency adjustments	1,156	301
Loss (gain) on sale of equipment and other	41	(26)
Changes in operating assets and liabilities:
Accounts receivable	14,304	(4,902)
Inventories	(2,252)	(11,286)
Prepaid expenses and other current assets	(4,583)	(11,339)
Accounts payable	(2,547)	8,655
Accrued expenses and other	(2,354)	3,212
Income taxes	(2,696)	12,576
Excess tax benefit from stock based compensation	(323)	(9,166)
Net cash provided by operating activities	24,585	28,575	(14%)

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for trademarks and other intellectual property	(182)	(258)
Purchases of property, plant and equipment	(2,793)	(2,430)
Acquisition of business	(1,498)	(1,005)
Proceeds from sale of equipment	37	24
Net cash used by investing activities	(4,436)	(3,669)	(21%)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term revolving credit facility	7,221	77,571
Repayments of long-term revolving credit facility	(12,233)	(61,047)
Repayments of Series A Industrial Revenue Bonds	—	(1,920)
Repayments of long-term debt	(77)	(9,375)
Common stock issued, including reissuances of Treasury stock	498	5,294
Excess tax benefit from stock based compensation	323	9,166
Treasury stock purchased	—	(39,181)
Dividend paid to stockholders	(5,965)	(5,106)
Payments for deferred financing costs	(14)	(51)
Net cash used by financing activities	(10,247)	(24,649)	58%
NET EFFECT OF EXCHANGE RATE CHANGES ON CASH	3,350	729
Increase in cash and cash equivalents	13,252	986
CASH AND CASH EQUIVALENTS, beginning of period	33,315	15,788
CASH AND CASH EQUIVALENTS, end of period	$46,567	$16,774	178%

Summary of Channel Sales
The Company generates sales through four distribution channels: retail, direct, healthcare and third party.  The retail channel sells to furniture, specialty and department stores globally.  The direct channel sells directly to consumers.  The healthcare channel sells to hospitals, nursing homes, healthcare professionals and medical retailers.  The third party channel sells to distributors in countries where Tempur-Pedic International does not operate its own distribution company.

The following table highlights net sales information, by channel and by segment, for the first quarter of 2008 compared to 2007:

($ in thousands)
	CONSOLIDATED		DOMESTIC		INTERNATIONAL
	Three Months Ended		Three Months Ended		Three Months Ended
	March 31,		March 31,		March 31,
	2008	2007	2008	2007	2008	2007
By Sales Channel
Retail	$207,903	$218,964	$129,120	$149,995	$78,783	$68,969
Direct	12,744	21,756	10,675	19,296	2,069	2,460
Healthcare	12,257	11,722	3,822	3,172	8,435	8,550
Third Party	14,318	13,590	4,301	3,015	10,017	10,575
Total	$247,222	$266,032	$147,918	$175,478	$99,304	$90,554

Summary of Product Sales
A summary of net sales by product is reported below:

($ in thousands)
	CONSOLIDATED		DOMESTIC		INTERNATIONAL
	Three Months Ended		Three Months Ended		Three Months Ended
	March 31,		March 31,		March 31,
	2008	2007	2008	2007	2008	2007
Net Sales
Mattresses	$168,050	$185,007	$106,872	$130,463	$61,178	$54,544
Pillows	31,616	34,877	13,121	15,794	18,495	19,083
Other	47,556	46,148	27,925	29,221	19,631	16,927
Total	$247,222	$266,032	$147,918	$175,478	$99,304	$90,554